Exhibit 99.1

1615 SOUTH 52nd STREET, TEMPE, ARIZONA (480) 449-8900 FAX (480) 449-8929

NEWS RELEASE

For Release	August 13, 2007
Contact	(480) 449-8900	(212) 355-4449
	Norman Stout	Steve Frankel / Jennifer Friedman
	Inter-Tel Chief Executive Officer	Joele Frank, Wilkinson Brimmer Katcher

INTER-TEL PROVIDES UPDATE ON ANTICIPATED MERGER TIMING

TEMPE, Ariz., August 13, 2007—Inter-Tel (Delaware), Incorporated (NASDAQ: INTL) announced that its Delaware legal counsel today received a letter from Mitel Networks Corporation’s outside legal counsel, indicating that the proposed merger acquisition of Inter-Tel by Mitel is now scheduled to close on Thursday, August 16, 2007, provided that the Court does not issue a preliminary injunction of the merger on Tuesday, August 14, 2007, and that all other conditions precedent to the merger have been satisfied. A copy of the letter has been provided by Inter-Tel to the Vice Chancellor presiding over the currently pending Delaware litigation. The following is the text of the letter from Mitel’s counsel to Inter -Tel’s counsel:

I write on behalf of Mitel Networks Corporation (“Mitel”) to confirm, as we have discussed, that the merger (the “Merger”) pursuant to which Arsenal Acquisition Corporation will be merged with and into Inter-Tel (Delaware), Incorporated (the “Company”), and the Company will become a wholly-owned subsidiary of Mitel, is now scheduled to close on Thursday, August 16, 2007, provided that no injunction enjoining the Merger issues on Tuesday, August 14, 2007, and that all other conditions precedent have been satisfied.

The Merger previously was scheduled to close on Monday, August 13, 2007. During the afternoon of August 8, 2007, following the hearing in the above referenced action on plaintiff’s request for a preliminary injunction to enjoin the Merger, Mitel had discussions with its financing partners in an effort to honor the Court’s request to schedule the closing so as to allow time for the Court to render a decision. We advised you that we believed the closing could proceed on Wednesday, August 15, 2007, if the Court issued a decision that denied the request for a preliminary injunction by the close of business on Tuesday, August 14, 2007.

We have since learned that the logistics for closing cannot be completed within twenty-four hours of receiving the Court’s decision. As a consequence, if the Court denies plaintiff’s application for a preliminary injunction by Tuesday, August 14, 2007, the Merger will not close until Thursday, August 16, 2007.

We understand the Company has reported to the Court (and publicly announced) that the Merger will close on August 15, 2007. Because we now know that is not possible logistically, we believe the Company should update and advise the Court that the closing is now scheduled for August 16, and not August 15, 2007.

If you have any questions, please contact me at your convenience.

As previously disclosed, in connection with the pending Delaware litigation, Inter-Tel and Mitel agreed not to complete the merger until the Court renders a decision on a motion for a preliminary injunction that was heard by the Court on August 8, 2007. The Court did not render a decision on the motion at the August 8, 2007 hearing, and requested that Inter-Tel and Mitel send a letter to the Court indicating the date by which they requested the Court render its decision on the motion and the proposed closing date of the Mitel merger if the motion is denied. In that letter, the parties requested that the Court issue its decision on the motion by the close of business on Tuesday August 14, 2007.

About Inter-Tel (Delaware), Incorporated

Inter-Tel (Nasdaq: INTL) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs approximately 1,940 communications professionals, and services business customers through a network of 57 company-owned, direct sales offices and approximately 300 authorized providers in North America, the United Kingdom, Ireland, Australia and South Africa. More information is available at www.inter-tel.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, concerning, among other things, the anticipated completion of the Mitel merger and the outcome of pending litigation. Forward-looking statements are statements in the future tense or that include words such as “intends,” “believe”, “expect”, “proposed”, “anticipates” and words of similar import. Forward-looking statements are based on assumptions, suppositions and uncertainties, as well as on management’s best current assessment of future events. However, actual results may differ materially from those reflected in forward-looking statements based on a number of factors, many of which are beyond the control of Inter-Tel. Such factors may include, without excluding other considerations, risks relating to the Mitel transaction and planned integration of the two companies, the outcome of pending litigation, activities undertaken by Steven G. Mihaylo, the satisfaction of the conditions to completion of the merger, and general market trends or economic changes. Inter-Tel disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Inter-Tel and the Inter-Tel logo are trademarks of Inter-Tel (Delaware), Incorporated.